Exhibit 99.1

For Immediate Release

Investor Contact: Leigh Parrish
Financial Dynamics
212/850-5651
lparrish@fd-us.com

Media Contact: Donna Shaults
Enesco Group, Inc.
630-875-5464
dshaults@enesco.com

ENESCO ANNOUNCES DIVESTITURE OF DARTINGTON CRYSTAL
Company Closes Deal In Management Buyout

ITASCA, Ill. – May 1, 2006—Enesco Group, Inc. (NYSE: ENC), a leader in the giftware, and home and garden décor industries, today announced the divestiture of its Dartington Crystal operation from Enesco Limited, Enesco’s subsidiary in the United Kingdom. The Company sold the business and assets of Dartington in a management buyout transaction, effective April 28, 2006. Following a review of its product strategy in the fourth quarter of 2005, Enesco determined that glassware was not a strategic fit for the Company and began to actively market the sale of the Dartington operation.

The assets sold include the inventory, machinery and equipment, leasehold properties and intellectual property rights of the Dartington business. The employees, including their accumulated rights and benefits, have transferred with the business to the new owners. The receivables and payables of the business have been retained, and respectively will be collected and settled by Enesco Limited. The owned factory in Torrington, England also has been retained and is being leased to the purchaser. The total consideration for the sale is dependent upon the yet to be finalized value of inventory at the date of closing, but is estimated to be approximately $2.4 million, of which $0.5 million was received in cash at closing and the balance of which is due in installments between May and December 2006. Title to the inventory is being retained by Enesco Limited to the extent of the remaining deferred consideration.

Enesco Limited acquired Dartington Crystal, a designer and manufacturer of uncut crystal products, in 2004 for approximately $7 million in cash. Total goodwill recorded on this acquisition was $1.2 million. In the fourth quarter of 2005, Enesco performed its first annual impairment analysis on the Dartington goodwill, and concluded that impairment existed at December 31, 2005. A complete write-off of the Dartington goodwill balance as of November 30, 2005 of $1.1 million was recorded in the fourth quarter. The loss on sale, including professional costs, is $2.4 million pre-tax.

In 2005, Dartington had a $2.5 million operating loss, including the $1.1 million write-off, and is expected to have a $0.5 million loss in the first quarter of 2006.

“As part of our Operating Improvement Plan, we evaluated the performance and profitability of our European operations, and found that Dartington was not a strategic fit with our product mix and core channels of distribution,” said Cynthia Passmore, President and CEO of Enesco. “While the sale will negatively impact our financials in the second quarter of this year, we believe it will positively impact our financials longer term.”

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About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 44,000 customers worldwide, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. Enesco’s product lines include some of the world’s most recognizable brands, including Border Fine Arts, Bratz, Circle of Love, Foundations, Halcyon Days, Jim Shore Designs, Lilliput Lane, Pooh & Friends, Walt Disney Classics Collection, and Walt Disney Company, among others. Further information is available on Enesco’s web site at www.enesco.com.

This press release contains forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. Enesco has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: Enesco’s success in implementing its comprehensive plan for operating improvement and achieving its goals for cost savings and market share increases; Enesco’s success in developing new products and consumer reaction to Enesco’s new products; Enesco’s ability to secure, maintain and renew popular licenses, particularly our Cherished Teddies, Disney and Jim Shore Designs licenses; Enesco’s ability to grow revenues in mass and niche market channels; Enesco’s ability to comply with covenants contained in its credit facility; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, Enesco operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in Enesco’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

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